Exhibit 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Sr. Director, Investor Relations
408-321-6711	408-321-6713

TESSERA TECHNOLOGIES PROVIDES FINANCIAL GUIDANCE AND LICENSING UPDATE

San Jose, Calif., Dec. 5, 2011 – Tessera Technologies, Inc. (Nasdaq: TSRA) (the “Company”) provided financial guidance for the fourth quarter ending Dec. 31, 2011 and a licensing update.

Financial Guidance

Fourth quarter 2011 total revenues are expected to be approximately $56.5 million, which compares to third quarter 2011 total revenue of $59.3 million and fourth quarter 2010 total revenue of $80.4 million, respectively.

Fourth quarter 2011 Micro-electronics revenues, which come entirely from Tessera, Inc., a wholly owned subsidiary of the Company, are expected to be approximately $48.5 million. As a comparison, third quarter 2011 royalties and license fees were $50.3 million and fourth quarter 2010 royalties and license fees were $71.2 million.

Apart from one-time items and the impact of volume pricing adjustments Tessera, Inc. has with two of its major DRAM manufacturer licensees, fourth quarter 2011 Micro-electronics revenues are expected to be up approximately $3.0 million sequentially and down approximately $6.0 million as compared to the fourth quarter of 2010.

Fourth quarter 2011 Imaging & Optics revenues, in total, are expected to be approximately $8.0 million, which compares to third quarter 2011 revenue of $9.0 million and fourth quarter 2010 revenue of $9.2 million, respectively.

Fourth quarter 2011 Imaging & Optics royalty and license fees revenues are expected to be approximately $5.0 million, as compared to third quarter 2011 royalties and license fees of $4.9 million and fourth quarter 2010 royalties and license fees of $5.2 million, respectively.

Imaging & Optics products and services revenues are expected to be approximately $3.0 million. This compares to products and services revenue of $4.1 million in the third quarter of 2011 and $4.0 million in the fourth quarter of 2010. The fourth quarter 2011 products and services revenue guidance reflects expected lower sales to the Company’s served semiconductor capital equipment market.

Non-GAAP operating expenses for the fourth quarter 2011, excluding litigation expense, are expected to range between $36.5 million and $37.5 million.

Non-GAAP cost of revenues is expected to be down approximately $400,000 to $500,000 sequentially due to lower expected product sales.

Non-GAAP R&D is expected to be up approximately $0.9 million to $1.4 million sequentially as the Company’s Imaging & Optics segment, which is operated through the DigitalOptics Corporation subsidiary, anticipates additional non-recurring engineering and material cost and increased personnel to support the continued advancement of its Micro Electrical Mechanical Systems (MEMS) products and related optical technologies.

Non-GAAP SG&A is expected to be up approximately $1.1 million to $1.5 million sequentially due primarily to corporate development activities being performed in pursuit of ongoing investigations of various businesses and technologies that may be strategic to the Company’s future business.

Litigation expense in the fourth quarter of 2011 is expected to be flat as compared to the third quarter 2011 litigation expense of $9.1 million as efforts related to the Amkor arbitration, appeals of prior International Trade Commission rulings and other matters continue. Tessera, Inc. continues to pursue legal redress based on its long standing practice of ensuring fair payment for use of its IP and protecting its licensees in good standing. The timing of resolution of these litigation and arbitration matters is difficult to predict.

Fourth quarter 2011 stock-based compensation is expected to be approximately $5.3 million and amortization of intangible assets is expected to be $4.7 million.

Operating expenses for the fourth quarter 2011, excluding litigation expense, are expected to range between $46.5 million and $47.5 million.

The table below provides a reconciliation of Non-GAAP to GAAP operating expenses excluding litigation expense for third quarter 2011 financial results and fourth quarter 2011 guidance.

	Q3 2011 Non-GAAP to GAAP Reconciliation				Non-GAAP					Q4 2011 Non-GAAP to GAAP Reconciliation
						Inc/(Dec) in Expense		Q4 2011 Range				GAAP Range
$ in millions	Non-GAAP	SBC	Amort	GAAP	Q3 2011	Lo Var	Hi Var	Lo	Hi	SBC	Amort	Lo	Hi
COR	3.8	0.1	1.7	5.6	3.8	(0.5)	(0.4)	3.3	3.4	0.1	1.7	5.1	5.2
R&D	16.1	1.7	0.9	18.7	16.1	0.9	1.4	17.0	17.5	1.7	1.3	20.0	20.5
SG&A	15.1	3.6	1.7	20.4	15.1	1.1	1.5	16.2	16.6	3.5	1.7	21.4	21.8
Restructuring	2.9	-	-	2.9	2.9	(2.9)	(2.9)	-	-	-	-	-	-
Goodwill Impairment	-	-	-	49.7	-	-	-	-	-	-	-	-	-

Total	37.9	5.4	4.3	97.3	37.9	(1.4)	(0.4)	36.5	37.5	5.3	4.7	46.5	47.5

Licensing Update

Tessera, Inc. announced today that Micron Technology, Inc. did not exercise the renewal option in its July 1, 2006 license agreement. Tessera, Inc. does not currently intend to publicly comment on the ongoing business discussions with its customers, including Micron.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial guidance, impact of volume pricing adjustments in our Micro-electronics segment, expected sales to the Company’s served semiconductor capital equipment market, Tessera Inc.’s intent to not publicly comment on ongoing business discussions with its customers, and the Company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include changes to the plans or operations relating to the Company’s businesses and groups, market or industry conditions; the future expiration of license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigation, or any invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt technologies covered by the Company’s patents; and the future expiration of the Company’s patents. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Form 10-Q for the period ended Sept. 30, 2011, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc, through its subsidiaries, develops, invests in, licenses and delivers innovative miniaturization technologies and products for wireless and computing products. The Company is headquartered in San Jose, California. More than 65% of the Company’s employees are dedicated technologists or inventors. The Company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. The Company’s imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDoF), zoom and MEMS-based auto-focus. The Company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings guidance contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, and related tax effects. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial measures calculated in accordance with GAAP and reconciliations to those financial measures should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

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